UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

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UNITED DOMINION REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

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April 22, 2005

Dear Institutional Stockholder:

      I am writing to address the analysis and recommendations of Institutional Shareholder Services (“ISS”) relating to our proxy proposal to approve a new out-performance program and our proposal to approve a new series of preferred stock. As you may be aware, ISS has recommended a vote against these two proposals. We strongly disagree with ISS’s recommendations and encourage our stockholders to vote in favor of both proposals.

Proposal to Approve the New Out-Performance Program,
Including the Series C Out-Performance Program

      We believe that out-performance programs, like the one we are proposing (which are often used by REITs as the primary long-term incentive programs for executive officers and key employees), are similar to incentive plans of most other companies, with the key difference being that our executive officers are required to invest their own funds to participate and they will lose their investment if the company’s total stockholder return does not meet minimum thresholds. We consider this the quintessential “pay for performance” plan, and we believe a program that requires an investment from our executive officers is preferable to a program that simply grants shares of restricted stock or non-performance based options without a financial commitment from the participant. Like options that are found in incentive plans, the value of the OPPSs will appreciate only when the company performs well, thus aligning the interests of the executive officers and key employees with the interests of the stockholders. We believe this is in the best interests of the company and its stockholders. In addition, we believe that stock options are not an effective long-term incentive vehicle for our company because REITs historically have low stock price appreciation.

      ISS, however, has stated that it is concerned with the design of the new out-performance plan, stating that the potential payouts appear to be “lucrative” and that the minimum performance thresholds for the Series C program appear to be low.

      We wish to emphasize that there are no payouts unless the company performs well enough to meet the minimum performance thresholds, in which case all of our stockholders stand to gain. If the performance threshold is not met, the holders of the Series C OPPS will forfeit their initial investment and if only the minimum threshold is met it will only result in a return of the initial investment. We believe this type of program is a useful compensation tool for retaining and incentivizing employees to engage in conduct that will improve the stock performance of the company, which is in the best interests of all of our stockholders. The

1745 Shea Center Dr., Suite 200, Highlands Ranch, CO 80129 • (720)283-6120

Institutional Stockholder
April 22, 2005

Series C program is designed to be substantially similar to our Series A and Series B out-performance programs, which were approved by our stockholders. ISS recommended a vote in favor of our Series B out-performance program when it was submitted to a vote of our stockholders in 2003.

      As we stated in our proxy statement, the Series C program will be spread out among at least thirteen executive officers for a performance period of 36 months beginning June 1, 2005, with a cap of 1% of market capitalization (our Series A and Series B programs also have a 1% cap). ISS states in its analysis that an investment of $247,500 can return close to $9.5 million for the CEO for the three-year performance period, using the 1% cap and market capitalization as of April 15, 2005. To achieve this amount for the three-year performance period, our stock price on the valuation date would have to be $33.62, equating to a 69.84% total stockholder return and a $1.78 billion increase in stockholder value, based on the assumptions outlined on page 31 of our proxy statement. Under these circumstances, we do not believe the maximum amount for our CEO or any other executive officer is excessive. Attached to this letter is a chart showing the payout amounts based on assumed stock prices of our common stock on the valuation date.

      ISS also expressed concern that the minimum performance threshold is low for the Series C program. The minimum performance threshold for the Series C program is at least a 36% total return or 12% annualized return on our stock over the 36-month performance period. As noted above, if the company achieves just the minimum performance thresholds, the payout to the participants will be only the amount the participants initially invested in the program with no return on their investment. The Series C thresholds were necessarily determined with a view towards future performance, not past performance. We understand that market analysts are expecting more modest returns for our industry in the future compared to the higher returns that have recently been achieved, and this has been supported by the performance of the industry so far in 2005. Despite our annualized total stockholder return of approximately 28% for the three-year period ending in 2004, some analysts are expecting single digit returns in our industry for future periods. Accordingly, we do not believe the thresholds that have been established for the Series C program are too low and they should not be compared against our performance or the performance of the industry in the past few years.

      In this regard, we also wish to point out that to meet the minimum thresholds for our Series B program, our total stockholder return must exceed the total return for the Morgan Stanley REIT Index for the 24-month performance period (ending May 31, 2005) and be at least the equivalent of a 22% total return or 11% annualized. As of March 1, 2005, the total return on the Morgan Stanley REIT Index was over 53%. Accordingly, the Series B OPPSs will have no value and the Series B participants will lose their initial investment of approximately $900,000, despite the fact that as of March 1, 2005, our total stockholder return for the two-year performance period was approximately 45%. We believe that setting minimum performance thresholds that are too high, especially given the future expectations for our industry, will take away the benefits and effectiveness of a program that is designed to incentivize our executive officers.

Institutional Stockholder
April 22, 2005

Proposal to Authorize the Issuance of the
New Series of Preferred Stock

      ISS’s concerns regarding this proposal appear to be tied to its concerns relating to the design of the new out-performance program, as discussed in more detail above. ISS seems to believe that the issuance of voting rights to OP Unitholders may create an imbalance in terms of voting rights for stockholders.

      We disagree with ISS on this point. We believe that the voting rights for the new preferred stock creates an even voting structure because the votes per share of the preferred stock are equivalent to the votes per share of the common stock. Since each share of the new preferred stock will give the OP Unitholders the right to one vote per share, the proposal more closely aligns the OP Unitholders with the company’s stockholders while giving the company another, potentially more attractive, currency in which to acquire future real estate. We firmly believe that enhancing the attractiveness of the OP Units by granting these voting rights will allow us to compete more effectively for real estate acquisitions. We therefore believe that the new preferred stock, as a financing mechanism, is beneficial to our company and our stockholders.

      For the reasons set forth above, we believe that a vote in favor of these two proposals is in the best interest of our company and our stockholders.

      If you have any questions regarding the matters discussed in this letter, please do not hesitate to contact myself or Larry Thede, Vice President — Investor Relations, at 720-283-6120. You may also contact our proxy solicitor, Morrow & Co., Inc., toll-free at 800-654-2468.

Sincerely yours,

Thomas W. Toomey
Chief Executive Officer and President

ATTACHMENT

2007 Ending Share Price Sensitivity (in MM's)
	Market Cap			OPPS C Payout
Ending			Shareholder	OPPS	Toomey
Share Price	3 Yr TSR%(1)	3 Yr Avg Equity	Value Created(2)	Payout	33%
$23.00	21.59%	$3,387	$173	$—	$—
24.00	26.14%	3,462	324	—	—
25.00	30.68%	3,537	475	—	—
26.00	35.23%	3,613	625	—	—
26.39	37.00%	3,642	684	0.75	0.25
26.61	38.00%	3,659	718	1.49	0.49
26.83	39.00%	3,675	751	2.23	0.74
27.05	40.00%	3,692	784	2.98	0.98
27.27	41.00%	3,709	817	3.73	1.23
27.49	42.00%	3,725	850	4.50	1.48
27.71	43.00%	3,742	884	5.27	1.74
27.93	44.00%	3,758	917	6.04	1.99
28.15	45.00%	3,775	950	6.82	2.25
28.37	46.00%	3,792	983	7.61	2.51
28.59	47.00%	3,808	1,017	8.41	2.77

(1)	Total return to our stockholders, assuming a 3% dividend growth rate.

(2)	Total return multiplied by beginning market capitalization of $3.3 billion (based on 150,000,000 outstanding shares of common stock, common stock equivalents and OP Units, and an assumed per share price of $22.00 at the beginning of the Series C OPPSs measurement period).